Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as amended, of our reports dated February 27, 2014, with respect to the consolidated financial statements of Penn National Gaming, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Penn National Gaming, Inc., and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 13, 2014